Jefferies Financial Group Inc.	Exhibit 21
Subsidiaries as of November 30, 2024
State/Country
Name	of Incorporation
Aircadia Leasing II LLC	Delaware
ASOF Warehouse LLC	Delaware
Baldwin Enterprise, LLC	Colorado
BEI Italia Wireless LLC	Delaware
BEI-Beach LLC	Delaware
HomeFed LLC	Delaware
HomeFed Village 8, LLC	Delaware
Jefferies (Australia) Pty Ltd	Australia
Jefferies (Japan) Limited Tokyo	Japan
Jefferies Asia Holding Pte. Ltd.	Singapore
Jefferies Capital Services, LLC	Delaware
Jefferies Financial Services, Inc	Delaware
Jefferies Funding LLC	Delaware
Jefferies GmbH	Germany
Jefferies Hong Kong Holdings Limited	Hong Kong
Jefferies Hong Kong Limited	Hong Kong
Jefferies India Private Limited	India
Jefferies International Finance Corporation	Delaware
Jefferies International Limited	England and Wales
Jefferies Investment Advisers LLC	Delaware
Jefferies Leveraged Credit Products, LLC	Delaware
Jefferies LLC	Delaware
Jefferies Mortgage Finance, Inc.	Delaware
Jefferies Research Services LLC	Delaware
Jefferies Singapore Limited	Singapore
Jefferies Strategic Investments, LLC	Delaware
Jefferies Structured Credit LLC	Delaware
Jefferies US Holdings LLC	Delaware
JTOP Investments LLC	Delaware
Leucadia Asset Management Holdings LLC	Delaware
Leucadia Asset Management LLC	Delaware
Lucid Markets LLP	England and Wales
LUK Servicing, LLC	Delaware
LVC AM, LLC	Delaware
M Science Holdings LLC	Delaware
M Science LLC	Delaware
Phlcorp Holding LLC	Pennsylvania
Shellnet S.P.A	Italy
SR Warehouse LLC	Delaware
Stratos Global LLC	Saint Vincent and the Grenadines
Stratos Global Services, LLC	Delaware
Stratos Group International LLC	Delaware
Stratos Support EAD	Bulgaria
TESSELIS S.p.A.	Italy
The Residences at Sweetbay, LLC	Delaware
Subsidiaries not included on this list, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of November 30, 2024.